Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-11598, 72320 and 138022) pertaining to the 1990 Trintech Group PLC Share Option Scheme; the 1997 Trintech Group PLC Share Option Scheme, as amended; the 1998 Trintech Group PLC Directors and Consultants Option Scheme, as amended; the Exceptis Technologies Limited Share Option Scheme; the 1999 Trintech Group PLC Employee Purchase Plan, as amended; and the 1999 Trintech Group PLC U.S. Employee Share Purchase Plan, as amended; the Registration Statement (Form S-8 No. 333-145642) pertaining to the Trintech Group PLC Share Option Plan 2007 and the Trintech Group PLC Share Option Plan for Directors and Consultants 2007; and the Registration Statement (Form F-3 No. 333-116087) pertaining to the disposition of 300,000 outstanding ordinary shares, represented by 150,000 American Depositary Shares, of the Company, of our report dated June 13, 2008, with respect to the consolidated financial statements and schedule of Trintech Group PLC included in the Annual Report (Form 20-F) for the year ended January 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Dublin, Ireland

June 13, 2008